Exhibit 11
UNITED TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	Full year
(dollars in millions, except per share amounts, shares in thousands)	2016	2015	2014	2013	2012
Net income from continuing operations	$5,065	$3,996	$6,066	$5,265	$4,337
Net (loss) income from discontinued operations	(10)	3,612	154	456	793
Net income attributable to common shareowners	$5,055	$7,608	$6,220	$5,721	$5,130

Net income from continuing operations	$5,065	$3,996	$6,066	$5,265	$4,337
Basic earnings for period	$5,065	$3,996	$6,066	$5,265	$4,337
Diluted earnings for period	$5,065	$3,996	$6,066	$5,265	$4,337
Basic average number of shares outstanding during the period	818,200	872,700	898,300	901,000	895,200
Stock awards (thousands)	7,900	10,500	13,300	14,100	11,400
Diluted average number of shares outstanding during the period	826,100	883,200	911,600	915,100	906,600
Basic earnings per common share - continuing operations	$6.19	$4.58	$6.75	$5.84	$4.84
Diluted earnings per common share - continuing operations	$6.13	$4.53	$6.65	$5.75	$4.78

Net income attributable to common shareowners	$5,055	$7,608	$6,220	$5,721	$5,130
Basic earnings for period	$5,055	$7,608	$6,220	$5,721	$5,130
Diluted earnings for period	$5,055	$7,608	$6,220	$5,721	$5,130
Basic average number of shares outstanding during the period	818,200	872,700	898,300	901,000	895,200
Stock awards	7,900	10,500	13,300	14,100	11,400
Diluted average number of shares outstanding during the period	826,100	883,200	911,600	915,100	906,600
Basic earnings per common share	$6.18	$8.72	$6.92	$6.35	$5.73
Diluted earnings per common share	$6.12	$8.61	$6.82	$6.25	$5.66